News Release
BIOSCRIP ANNOUNCES FOURTH QUARTER AND
CALENDAR YEAR 2005 FINANCIAL RESULTS
Strategic Focus on Realizing Synergies and the Potential of Dynamic Drug Pipeline
Elmsford, NY – March 29, 2006 – BioScrip, Inc. (NASDAQ: BIOS) today reported fourth quarter 2005 revenue of $304.2 million and a net loss of $22.6 million or $0.61 per share. For the year ended December 31, 2005, reported revenue was $1.1 billion and a net loss of $23.8 million or $0.70 per share. Included in the net loss for the quarter and year end are the following previously communicated pre-tax charges:

	2005	2005
Amounts in millions	4th Quarter	Full Year

Goodwill and intangible impairment	$19.4	$25.2
Allowance for doubtful accounts receivable adjustment	7.1	7.1
Merger related expenses	2.5	4.6

Total	$29.0	$36.9

Executive Chairman, Richard H. Friedman stated, “We achieved revenues and gross margin percentages in line with our expectations. We did not achieve all of the planned synergies due to system limitations in finance and IT. Our strategic focus is now to successfully conclude the integration, grow our community pharmacy and infusion business and leverage our relationships with manufacturers. Our unique pharmacy model combines local, regional and national distribution. Specialty pharmaceuticals will be driven through a significant number of anticipated new product approvals. We intend to take full advantage of this pipeline.”
Fourth Quarter Reported Results
Revenue for the fourth quarter 2005 was $304.2 million. Revenue, gross profit and operating expenses were up significantly in 2005 due to the acquisition of Chronimed Inc. on March 12, 2005, the results of which were not included in fourth quarter 2004 results. The Company had higher than expected auditing and consulting fees, including costs associated with Sarbanes-Oxley related compliance. In addition, the Company incurred costs associated with its continuing merger integration. Net loss was $22.6 million or $0.61 per share for the fourth quarter 2005 compared with net income of $1.2 million or $0.05 per diluted share for the fourth quarter 2004. Pre-tax charges in the fourth quarter 2005, as discussed below, were $29.0 million. Reported results are provided in Schedules 1 and 2 attached to this press release.

Goodwill and Intangible Impairment
In the fourth quarter 2005, BioScrip recorded a goodwill and intangible impairment charge totaling $19.4 million principally in the PBM Services segment related to contract terminations. As previously reported, Centene Corporation, the Company’s largest PBM customer, acquired its own PBM business and is transitioning its accounts to that business throughout 2006.
Allowance for Doubtful Accounts Receivable Adjustment
The Company recorded an additional charge of $7.1 million in the fourth quarter of 2005 to reflect an increase in its allowance for doubtful accounts receivable. The scheduled integration of accounting operations in fourth quarter 2005 caused deterioration in the Company’s collections and adversely impacted the accounts receivable aging and collections in that period. The Company is currently taking affirmative steps to remediate and improve its collections efforts.
Merger Related Expenses
Merger related expenses in the fourth quarter were $2.5 million. These expenses consisted of expenses incurred to integrate the acquisition of Chronimed during 2005 including severance, facility lease termination costs, consolidation to one company-wide brand, BioScrip, and duplicate labor costs associated with the consolidation of certain functions into our Minnesota operations.
Calendar Year 2005 Reported Results
Revenue for the year ended December 31, 2005 was $1.1 billion. Revenue, gross profit and operating expenses were up significantly in 2005 due to the acquisition of Chronimed Inc. on March 12, 2005, the results of which were not included in the year ended December 31, 2004 results. The Company also had higher than expected auditing and consulting fees, including costs associated with Sarbanes-Oxley related compliance, and costs associated with the Company’s continuing merger integration. Net loss was $23.8 million or $0.70 per share for 2005 compared with net income of $7.0 million or $0.31 per diluted share for 2004. Pre-tax charges in 2005, as discussed below, were $36.9 million.
Goodwill and Intangible Impairment
In 2005 BioScrip, recorded goodwill and intangible impairment charges totaled $25.2 million. These charges related to contract terminations in the PBM Services segment and the write off of intangible assets as a result of our re-branding around the BioScrip name.
Allowance for Doubtful Accounts Receivable Adjustment
The Company recorded an additional charge of $7.1 million in the fourth quarter of 2005 to reflect an increase in the allowance for doubtful accounts receivable. The scheduled integration of accounting operations in fourth quarter 2005 caused deterioration in collections and adversely impacted the accounts receivable aging. The Company is currently taking affirmative steps to remediate and improve its collections efforts.
Merger Related Expenses
Merger related expenses for the year were $4.6 million consisting of expenses incurred to integrate the acquisition of Chronimed during 2005 including severance, facility lease termination costs, consolidation to one company-wide brand, BioScrip, and duplicate labor costs associated with the consolidation of certain functions into our Minnesota operations.

BioScrip acquired Northland Medical Pharmacy, a community-based specialty pharmacy, located in Columbus, Ohio in October 2005, and more recently, Intravenous Therapy Services, a specialty infusion company in California in March 2006.
Conference Call Information
BioScrip will host a conference call to discuss fourth quarter and calendar year 2005 financial results on Wednesday, March 29 10:00 a.m. EST. Interested parties may participate in the conference call by dialing 888-214-7577 (US), or 415-537-1881 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 PM ET on March 29 through 12:00 PM ET on April 5, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation #21286494. A webcast and archive of the conference call will also be available under the investor relations section of the BioScrip website, www.bioscrip.com.
About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty medication distribution and clinical management services, both nationally and community-based, and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 34 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Notes to Press Release Tables
On March 12, 2005 we completed our acquisition of Chronimed Inc. The accompanying balance sheet (Schedule 2) as of December 31, 2005, reflects the impact of this transaction and the allocation of the purchase price to the net assets from Chronimed Inc. This purchase price allocation is based on an independent valuation and management’s assessment of that valuation.
BioScrip financial results include Chronimed Inc. financial results for the nineteen days ended March 31, 2005 through the most recently completed quarter and year ended December 31, 2005. Actual GAAP reported financial results are provided in Schedules 1 and 2 attached to this press release.
Contact

Brad Schumacher	Rachel Levine
Investor Relations	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 952-979-3942	Tel: 646-284-9439
Email: bschumacher@bioscrip.com	Email: rlevine@hfgcg.com
FINANCIAL TABLES FOLLOW

Schedule 1
BIOSCRIP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005 (a)	2004

Revenue	$304,243	$166,840	$1,073,235	$630,516

Cost of revenue	270,655	149,232	956,968	562,360

Gross profit	33,588	17,608	116,267	68,156

Operating expenses
Selling, general and administrative expenses	28,067	14,214	96,521	50,935
Bad debt expense	9,322	684	12,814	1,908
Amortization of intangibles	1,796	795	6,395	3,019
Merger related expenses	2,469	—	4,575	—
Goodwill and intangible impairment	19,409	—	25,165	—

Total operating expenses	61,063	15,693	145,470	55,862

(Loss) Income from operations	(27,475)	1,915	(29,203)	12,294

Interest income (expense), net	(201)	(176)	(392)	(808)

Income before income taxes	(27,676)	1,739	(29,595)	11,486
Income tax (expense) benefit	5,061	(554)	5,748	(4,453)

Net (loss) income	$(22,615)	$1,185	$(23,847)	$7,033

Basic net (loss) income per share	$(0.61)	$0.05	$(0.70)	$0.32
Diluted net income per share	$(0.61)	$0.05	$(0.70)	$0.31

Basic weighted-average shares	37,012	22,307	34,129	22,245
Diluted weighted-average shares	37,012	22,626	34,129	22,702

(a)	Includes the results of operations of MIM for the full twelve months and of Chronimed from March 13, 2005 through December 31, 2005.

Schedule 2
BIOSCRIP, INC.
Consolidated Balance Sheets
(in thousands)

	Dec. 31,
	2005	December 31,
	(unaudited)	2004

ASSETS
Current assets
Cash and cash equivalents	$1,521	$2,957
Receivables, less allowance for doubtful accounts of $8,900 and $3,240 at December 31, 2005 and 2004, respectively	118,762	65,439
Inventory	25,873	11,897
Prepaid expenses and other current assets	2,054	2,112
Short term deferred taxes	11,225	1,901

Total current assets	159,435	84,306

Property and equipment, net	9,232	4,300
Long term deferred taxes, net	—	2,383
Other assets and investments	939	427
Goodwill	104,318	74,874
Deferred acquisition costs	—	1,702
Intangible assets, net	14,713	17,583

Total assets	$288,637	$185,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities Line of credit	$7,427	7,303
Accounts payable	39,969	20,012
Claims payable	31,402	28,659
Payables to plan sponsors	1,695	2,217
Accrued expenses and other current liabilities	11,504	11,701

Total current liabilities	91,997	69,892

Deferred taxes	875	—
Stockholders’ equity
Common stock, $.0001 par value; 37,094,252 and 22,306,658 shares issued and outstanding at December 31, 2005 and 2004, respectively	4	2
Treasury stock, 2,198,076 at cost at December 31, 2004 and 2003	(8,002)	(8,002)
Additional paid-in capital	234,958	131,031
Accumulated deficit	(31,195)	(7,348)

Total stockholders’ equity	195,765	115,683

Total liabilities and stockholders’ equity	$288,637	$185,575